Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (hereafter “Agreement”) is entered into among Michael Anthofer (the “Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera Global Services, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”), effective as of August 14, 2012 (the “Effective Date”).

WHEREAS, the Executive executed that certain offer letter dated September 5, 2008, a Severance Agreement, dated as of April 3, 2009, an Amended and Restated Change in Control Severance Agreement, dated April 3, 2009, and an Amendment to Change in Control Severance Agreement, dated February 15, 2011 (collectively the “Earlier Employment Agreements”);

WHEREAS, the Parties hereby terminate the Earlier Employment Agreements without cause or liability and supersede and replace the Earlier Employment Agreements with this Separation Agreement.

WHEREAS, Executive entered into an Indemnification Agreement dated July 27, 2012, which provides for the indemnification of Executive and the advancement of expenses, among other things;

WHEREAS, Executive is further entitled to indemnification and the advancement of expenses pursuant to the Company’s certificate of incorporation and bylaws, as currently in effect (the “Organizational Documents”) and is a named beneficiary and indemnitee under various insurance policies, including the Company’s director and officer insurance policy (the “Insurance Policies”);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate effective as of 11:59 p.m. Pacific Time on the Effective Date (the “Employment Termination Date”);

WHEREAS, the Company desires to retain Executive to provide consulting services to the Company following the Employment Termination Date and wishes to provide Executive with certain compensation and benefits in return for Executive’s services;

WHEREAS, the parties intend and expect that the level of services Executive may perform for or on behalf of the Company following the Employment Termination Date, under this Agreement or otherwise, will permanently decrease to a level that is less than 20% of the average level of services he performed over the 36-month period immediately preceding the Employment Termination Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1. Term of Services.

(a) The Parties acknowledge that the Employment Termination Date will constitute Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Effective as of the Employment Termination Date, Executive hereby resigns his employment with the Company and all officer positions he holds with the Company or any parent or subsidiary.

(b) Consulting Period. During the period (i) commencing on the Employment Termination Date and (ii) ending on August 31, 2013, unless terminated earlier pursuant to this Agreement (such period, the “Consulting Period”), Executive shall provide consulting services to the Company. The date on which the Consulting Period ends shall be referred to herein as the “Consulting Termination Date.” Executive’s consulting services pursuant to this Section 1(b) shall automatically terminate on the Consulting Termination Date, unless terminated earlier pursuant to this Agreement. Executive may terminate the Consulting Period (and his obligation to provide consulting services), with or without cause, upon delivery of written notice to the Company; provided, however, that if Executive terminates the consulting arrangement specified herein prior to the Consulting Termination Date, for any reason (other than for Good Reason (as defined below) or as a result of Executive’s death or Disability (as defined below)), he shall forfeit any rights to further compensation pursuant to Sections 3, 4 or 5 of this Agreement. The Consulting Period may be extended upon mutual written agreement of Executive and the Chief Executive Officer of the Company, provided that any such extension specifically provides that it is intended to amend this Section 1(b). “Good Reason” shall mean any action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement without Executive’s written consent. “Disability” shall mean Executive’s inability to perform the essential functions of his position as described in this Agreement, with or without reasonable accommodation, for a period of at least sixty (60) days due to his physical or mental impairment.

2. Scope of Services.

(a) During the Consulting Period, Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as shall be reasonably requested or directed from time to time by the Chief Executive Officer of the Company and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise, not to exceed in the aggregate thirty-two (32) hours in any thirty (30) day period. Executive’s advice shall be of an advisory nature and the Company shall not have any obligation to follow such advice. Executive agrees to perform the consulting services and any other obligations or activities hereunder in accordance with (x) the terms of this Agreement, (y) all applicable laws, and (z) all Company policies and procedures provided to Executive in connection with Executive’s performance under this Agreement.

(b) Executive generally shall be available to provide services under this Agreement during normal business hours (“normal business hours” being 9:00 a.m. to 5:00 p.m. Pacific Time on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close). Executive shall make himself available to and shall perform his consulting services reasonably following the request by Company but at such particular times and places and using such methods as Executive determines. Executive shall fulfill his responsibilities under this Agreement by providing such services by telephone and e-mail, as Executive may reasonably determine. The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 2(b). During the Consulting Period, Executive shall be entitled to the continued use of his Company-provided laptop computer, iPad and mobile phone, and such technical and administrative support as are reasonably required to perform his obligations under this Agreement. As a consultant, Executive shall not be an employee or an “executive officer” of the Company, and the Company shall prepare all public filings and reports accordingly.

(c) In order to avoid any actual or perceived conflict of interest during the Consulting Period, Executive agrees that, during the Consulting Period, he will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be involved as an officer, director, employee, consultant, independent contractor, limited or general partner, member, shareholder, joint venturer, advisor, or otherwise of, any profit or nonprofit business or organization which competes with the business of the Company as conducted on the Effective Date (the “Company Business”). The foregoing limitation will not prohibit Executive from (i) owning any publicly traded business or any private business where his interest is passive or less than five percent, or (ii) participating in any business or organization that derives less than five percent (5%) of its revenues from a business that competes with the Company Business, provided that Executive’s services or involvement does not relate to that portion of the business or organization’s operations that compete with the Company Business.

3. Employment Termination Payments.

(a) Disclaimer. Executive acknowledges and agrees that, except as provided in this Agreement, as of the Effective Date, Executive has no contractual or other entitlement, including any vested or pro-rata entitlement or earning, to any payments, benefits, damages, awards, or compensation from the Company or any of its subsidiaries, including but not limited to, any entitlement, earning or interest in the Company’s 2012 MBO Bonus program. Executive further agrees to accept the consideration set forth in this Agreement, in lieu and in place of any continued participation in any Company bonus programs in which Executive would ordinarily have participated through the Employment Termination Date.

(b) Payment of Salary and Receipt of All Benefits. On the Employment Termination Date, the Company shall pay Executive all accrued wages through the Employment Termination Date, including accrued, unused vacation and any other benefits owed to Executive. Executive shall submit all business expenses incurred by him no later than five business days after the Employment Termination Date, in accordance with the Company’s travel and expense policies. The Company shall promptly reimburse Executive for all reasonable and properly documented business expenses that are submitted by him in accordance with the Company’s policies and this Section 3(b). Subject to the terms of this Agreement, Executive acknowledges and agrees that upon receipt of his final paycheck, and receipt of the expense reimbursements described above, and other than the consideration set forth in this Agreement, the Company shall have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

(c) Cash Severance. Subject to the release having first become effective as specified in Section 4(c), within eight (8) days of the Initial Release Effective Date (as defined below), the Company shall pay to Executive a severance payment of $374,500.00, less all applicable taxes and other authorized withholding.

(d) COBRA. For a period of eighteen (18) months following the Employment Termination Date, or until Executive has secured other employment offering substantially similar medical benefit coverage, whichever occurs first (the “Coverage Period”), the Company shall (i) reimburse Executive for the payments Executive makes for coverage for Executive and his eligible dependents who were covered under the Company’s group health plans immediately prior to the Employment Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided Executive timely elects and pays for continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA (“COBRA Reimbursements”), or (ii) for any portion of the Coverage Period in which Executive and his eligible dependents are not eligible for COBRA due to the expiration of Executive’s eligibility for COBRA coverage, reimburse Executive for the monthly premiums for continued healthcare coverage under an individual policy covering Executive and his eligible dependents (which monthly reimbursement shall not exceed the net after-tax amount of Executive’s COBRA premium as of the Employment Termination Date and the period over which monthly reimbursement would be made would not exceed such eighteen (18) month period pursuant to Section 1.409A-1(b)(9)(v)(B) of the Treasury Regulations). The foregoing payments shall, to the extent practicable, be made by the Company directly to the insurance policy carrier on Executive’s behalf; provided that if such payment method is not practicable, then such payments shall be made to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA or other healthcare coverage, with such reimbursement occurring within thirty (30) days of Executive’s submission of said documentation. Notwithstanding the foregoing in this Section 3(d), if the Company determines in its sole discretion that it cannot provide the foregoing reimbursements with respect to COBRA Reimbursements or other healthcare coverage in a manner that is exempt from Section 409A of the Code, or that is non-discriminatory under Section 105(h) of the Code or any other section of the Code, or without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any case, the Company shall instead pay to Executive lump sum amounts, which would be approximately equal, on a net after-tax basis, to the monthly COBRA premium for Executive and his eligible dependents as of the Employment Termination Date, over the Coverage Period (or the remaining portion thereof), for the benefit of Executive on the first day of each calendar month during the Coverage Period or such remaining portion thereof.

(e) Benefits. Executive’s health insurance benefits shall cease on the last day of August 2012, subject to Executive’s right to continue his health insurance under COBRA and to reimbursement for COBRA premiums pursuant to Section 3(d) above. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vacation, and paid time off, shall cease as of the Employment Termination Date.

(f) Attorney’s Fees. The Company shall reimburse Executive for his reasonable and customary attorney’s fees incurred in connection with the preparation of this Agreement, by direct payment to Gunderson Dettmer, LLP, in an amount not to exceed $7,500.00.

4. Other Compensation Items.

(a) Consulting Period Payments. During the Consulting Period, the Company will pay to Executive, in each case less all applicable taxes and other authorized withholding:

(i) $1,000.00 per month, payable pursuant to the payroll practices of the Company on the Company’s last payroll date of each calendar month through August 31, 2013, and

(ii) a lump sum in the amount of $177,775.00, payable on or before February 15, 2013, in compliance with the short term deferral rule under Section 1.409A-1(b)(4) of the Treasury Regulations.

(b) Equity. The Executive’s Stock Awards will remain outstanding and continue to vest during the Consulting Period, except for Performance Awards which cease vesting on the Employment Termination Date, as set forth on the schedule attached to this Agreement as Exhibit C. “Stock Awards” means all stock options, restricted stock, and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof and “Performance Awards” means any Stock Awards granted pursuant to the Company’s performance-based compensation bonus plan or pursuant to any agreement that Executive has entered into with the Company providing for an equity bonus payment or equity vesting based upon the Executive’s or the Company’s performance.

(c) General Release of Claims by Executive. Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to Section 3 and this Section 4 shall be contingent on Executive providing to the Company a full and complete general release in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the Employment Termination Date and Executive’s failure to revoke such Release within the time period provided therein. The date on which the Release becomes effective shall be considered the “Initial Release Effective Date.” In the event the time period for executing the Release and the failure to revoke such Release begins in one calendar year and ends in the subsequent calendar year, the Executive’s right to receive any of the payments or other compensation to be made or paid to the Executive pursuant to Section 3 and this Section 4 shall not begin or occur until the second calendar year.

5. Section 409A. Notwithstanding any provision in this Agreement to the contrary, each of the payments provided for under Sections 3, 4 and 6 of this Agreement are intended to constitute separate payments for purposes of section 1.409A-2(b)(2) of the Treasury Regulations. To the extent such payments are scheduled to be made between the Employment Termination Date and March 15, 2013, they are intended to be payable pursuant to the “short-term deferral” rule set forth in section 1.409A-1(b)(4) of the Treasury Regulations and as such to be exempt from application of Section 409A to the maximum extent permitted under the applicable Treasury Regulation sections. To the extent such payments are to be made following said March 15th, they are intended to be payments made at a specified time or pursuant to a fixed payment schedule (pursuant to the regular payroll practices of the Company) in a manner intended to comply with the distribution requirements of Section 1.409A-3(a)(4) and Section 1.409A-3(a)(4) of the Treasury Regulations. The parties agree that payment of any severance amount payable hereunder that could be deemed to be subject to the delay in payment required under Section 409A(a)(2)(B)(i) (payments made to certain “specified employees” of certain publicly-traded companies in connection with the employee’s “separation from service”) will in any event be paid no earlier than six (6) months following Executive’s separation from service if paid in the manner specified in this Agreement. Neither the Company nor Executive will have the right to accelerate or delay any payment of severance payments hereunder.

6. Consulting Termination Payments. If the Consulting Period terminates prior to August 31, 2013 as a result of (a) the Company’s termination of the Consulting Period for any reason, (b) Executive’s termination of the Consulting Period for Good Reason, or (c) Executive’s death or Disability, then Executive shall continue to be entitled to receive the benefits set forth in Section 4(a) and (b) above notwithstanding that his service hereunder terminates prior to August 31, 2013; provided that:

(x) all as-yet-unpaid cash payments owed under this Agreement shall be paid as set forth below in this Section 6; and

(y) any Stock Awards that vest pursuant to this Agreement shall be treated as if applicable service requirements had been satisfied through August 31, 2013, which date shall be the applicable service termination date for purposes of determining the post-termination exercise period for stock options.

The benefits described above in this Section 6 are referred to the “Consulting Severance Payment”), and these payments will be made less any applicable tax withholding, in exchange for and conditioned upon the Executive’s execution of a Supplemental Release, the form of which is attached hereto as Exhibit B (the “Supplemental Release”). The Consulting Severance Payment shall be conditioned on the Executive’s Supplemental Release being executed no later than the Consulting Termination Date, and becoming effective no later than 7 days following such date. The date on which the Supplemental Release becomes effective shall be considered the “Supplemental Release Effective Date.” The cash portion of the Consulting Severance Payment (less any applicable tax withholding) will be paid as follows: (i) that portion of the cash Consulting Severance Payment otherwise scheduled under Section 4(a) above to be paid on or prior to March 15, 2013 shall be paid in a lump sum within seven (7) days following the Supplemental Release Effective Date, and (ii) that portion of the cash Consulting Severance Payment otherwise scheduled under Section 4(a)(i) above to be paid after March 15, 2013 shall be made on the date(s) specified under Section 4(a)(i), which schedule is intended to satisfy the fixed schedule requirements of Sections 1.409A-3(a)(4) and 1.409A-3(i)(1) of the Treasury Regulations. The accelerated vesting portion of the Consulting Severance Payment shall be effective on the Supplemental Release Effective Date.

7. Representations, Warranties and Covenants.

Executive represents and warrants that:

(a) He has carefully read and fully understands all of the provisions of this Agreement;

(b) During the course of his employment, he is not aware of any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c) He has not initiated or participated in, and has no present intent of initiating or participating in, any investigative or adversarial proceedings of any kind, with respect to any person or entity identified as a releasee pursuant to the attached Initial Release or the Supplemental Release, nor will he do so in the future, except as may be required to enforce the terms of this Agreement, or as are otherwise consistent with the proviso concerning non-waivable claims set forth in the Initial Release and the Supplemental Release. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually, or as part of any collective action; and

(d) As a matter of fact, Executive’s age played no part in any of the Company’s decisions or actions affecting Executive.

8. Non-disparagement. Executive agrees that he shall not disparage the Company, its board members, officers, executives or business. The Company agrees that neither its directors nor its officers shall disparage Executive, and shall take reasonable steps to communicate the Company’s obligations in this regard to its directors and officers. Nothing in this provision shall be construed to prevent any party from giving truthful testimony pursuant to a valid subpoena or other judicial process.

9. Confidential Information; Return of Company Property.

(a) Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated September 12, 2008, a copy of which is attached to this Agreement as Exhibit D.

(b) On or before the Initial Release Effective Date, Executive shall return to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the

Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives, other than such items as are necessary for the provision of his services hereunder during the Consulting Period.

(c) On or before the Initial Release Effective Date, Executive shall return to the Company all equipment of the Company in his possession or control, other than such items as are necessary for the provision of his services hereunder during the Consulting Period, provided, however, that as set forth in Section 2, above, Executive shall be permitted to retain his Company-provided laptop computer, iPad and mobile phone, after the Company IT department removes any pertinent files from each of them, which activity shall be completed on or before the Initial Release Effective Date.

(d) Upon the request of the Company, Executive shall deliver to the Company a signed statement certifying compliance with this Section 9 prior to the receipt of any post-termination benefits described in this Agreement.

10. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Agreement shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

11. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a) If to the Company:	Tessera Technologies, Inc.
3025 Orchard Parkway
San Jose, CA 95134
Phone: 408-321-6000
Fax: 408-321-2905
Attn: General Counsel

(b) If to Executive:	Michael Anthofer

[ADDRESS REDACTED]

12. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the Parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

13. Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

14. Integration, Modification and Survival. This Agreement, together with all documents referenced herein, contains the entire agreement of the Parties with regard to the separation of Executive’s employment, and supersedes and replaces any prior agreements as to that matter, including, without limitation, the Earlier Employment Agreements. For the sake of clarity, any prior agreements reflecting the terms of Stock Awards and Performance Awards will continue in existence and, except as modified in this Agreement, shall continue pursuant to their terms. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company. Sections 3 (“Employment Termination Payments”), 4 (“Other Compensation Items), 5 (“Section 409A”), 6 (“Consulting Termination Payments”), 7 (“Representations, Warranties and Covenants”), 8 (“Non-disparagement”), 9 (“Confidential Information; Return of Company Property “), 10 (“Choice of Law”), 11 (“Notices”), 12 (“Severability”), 13 (“Understanding and Authority”), 14 (“Integration, Modification and Survival”), 16 (“Benefit”) and 18 (“Successors”) of this Agreement shall survive termination of Executive’s employment by the Company.

15. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

16. Benefit. All obligations under this Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives or assigns of the Parties. The Company shall take all reasonable steps to ensure that any successor entity or acquirer of the Company is bound by and agrees to abide by and comply with the obligations of the Company set forth in this Agreement.

17. RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

18. Successors. The rights and obligations under this Agreement shall inure to the benefit of and be binding upon (i) the successors and assigns of the Company, and (ii) Executive’s heirs, executors, and legal representatives upon your death. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except in the event of Executive’s death, his rights and obligations under this Agreement may not be assigned.

The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Executive		TESSERA TECHNOLOGIES, INC.

/s/ Michael Anthofer		By:	/s/ Bernard J. Cassidy
Michael Anthofer		Name:	Bernard J. Cassidy
		Title:	Executive Vice President & General Counsel

Date:	August 14, 2012	Date:	August 14, 2012

TESSERA GLOBAL SERVICES, INC.

		By:	/s/ Bernard J. Cassidy
		Name:	Bernard J. Cassidy
		Title:	Executive Vice President & General Counsel

		Date:	August 14, 2012

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

EXHIBIT A

INITIAL RELEASE

This General Release of Claims (“Release”) is entered into as of this         day of             , 2012, among Michael Anthofer (“Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera Global Services, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Separation Agreement dated as of August 14, 2012 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 3 of the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. In consideration of the benefits received under the Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to Effective Date (as defined in the Agreement), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment or Board membership by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and similar state or local statutes, ordinances, and regulations. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Claims for: (i) indemnity pursuant to California law (including but not limited to Cal. Labor Code Section 2802), (ii) indemnity pursuant to any written indemnification agreements which have been entered into between Executive and the Company and any of its affiliates, (iii) coverage under any of the Company’s insurance policies for third party claims based on Executive’s employment with the Company, or (iv) indemnity pursuant to the Company’s certificate of incorporation or its by-laws;

(b) The right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination, or any claim that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(c) Any claims arising from or related to the Company’s executory obligations under the Agreement; and

(d) Any other claims that cannot be released by private agreement.

2. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(a) He has a right to consult with an attorney before accepting this offer;

(b) He has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period that he has failed to do so knowingly and voluntarily.

(c) He has seven (7) days after accepting this offer to revoke his acceptance in writing, addressed and delivered no later than the expiration of the seventh day to the General Counsel of the Company, and his acceptance will not be effective until that revocation period has expired;

(d) He is, through this Release, releasing the Company and its officers, agents, directors, supervisors, executives, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against the Company or such individuals, including but not limited to claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); and

(e) He understands that rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived.

(f) He understands that, notwithstanding any contrary language in this Agreement, rights or claims that may not be released, waived or compromised by private agreement, are not waived.

4. Reaffirmation by Executive. Executive hereby reaffirms the representations, warranties and covenants contained in Section 7 of the Agreement as of the date hereof.

5. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Release shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

6. Entire Agreement; Amendment. This Release and the Agreement contain the entire agreement of the parties with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to that matter. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

7. Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.

8. Expiration of Release. This Release is null and void if the Company has not received a copy executed by the Executive within twenty-one (21) days following the Employment Termination Date. This Release will become effective after it has been signed by all Parties and after the revocation period described in Section 3(c) above has expired without Executive’s revocation of this Release.

9. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees. Executive further acknowledges that: (a) he has read this Release; (b) he has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Release.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release as of the date first written above.

Executive	TESSERA TECHNOLOGIES, INC.

By:
Michael Anthofer	Name:
Title:

Date:	Date:

TESSERA GLOBAL SERVICES, INC.

By:
Name:
Title:

Date:

EXHIBIT B

SUPPLEMENTAL RELEASE

This General Release of Claims (“Supplemental Release”) is entered into as of this             day of             , 201        , among Michael Anthofer (“Executive”), Tessera Technologies, Inc., a Delaware corporation, and Tessera Global Services, Inc., a Delaware corporation (together, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Separation Agreement dated as of August 14, 2012 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 4 of the Agreement, subject to Executive’s execution of this Supplemental Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the Consulting Severance Payment (as defined in the Agreement) payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Executive hereby verifies and confirms his renewed agreement to the terms of the Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company delivered by Executive to the Company on                     , 2012 (the “Initial Release”), and further extends such Initial Release to any Claims (as defined in the Initial Release) that may have arisen after the date thereof through the date hereof, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Claims for: (i) indemnity pursuant to California law (including but not limited to Cal. Labor Code Section 2802), (ii) indemnity pursuant to any written indemnification agreements which have been entered into between Executive and the Company and any of its affiliates, (iii) coverage under any of the Company’s insurance policies for third party claims based on Executive’s employment with the Company, or (iv) indemnity pursuant to the Company’s certificate of incorporation or its by-laws;

(b) The right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination, or any claim that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(c) Any claims arising from or related to the Company’s executory obligations under the Agreement; and

(d) Any other claims that cannot be released by private agreement.

2. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(a) He has a right to consult with an attorney before accepting this offer;

(b) He has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period that he has failed to do so knowingly and voluntarily.

(c) He has seven (7) days after accepting this offer to revoke his acceptance in writing, addressed and delivered no later than the expiration of the seventh day to the General Counsel of the Company, and his acceptance will not be effective until that revocation period has expired;

(d) He is, through this Release, releasing the Company and its officers, agents, directors, supervisors, executives, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against the Company or such individuals, including but not limited to claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); and

(e) He understands that rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived.

(f) He understands that, notwithstanding any contrary language in this Agreement, rights or claims that may not be released, waived or compromised by private agreement, are not waived.

4. Return of Company Property. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with or service to the Company, or otherwise belonging to the Company.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the Consulting Severance Payment, the Company has paid or provided all consulting fees, salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6. Reaffirmation by Executive. Each Party hereby reaffirms the representations, warranties and covenants contained in Section 7 of the Agreement as of the date hereof.

7. Choice of Law. This Supplemental Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles. In all cases, this Supplemental Release shall be interpreted in accordance with its plain meaning, and not strictly for or against either party.

8. Entire Agreement; Amendment. This Supplemental Release, the Release and the Agreement contain the entire agreement of the parties with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to that matter. This Supplemental Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and an executive officer of the Company.

9. Counterparts. This Supplemental Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.

10. Expiration of Supplemental Release. This Supplemental Release is null and void if the Company has not received a copy executed by the Executive within 10 days following the Consulting Termination Date (as defined in the Agreement). This Supplemental Release will become effective after it has been signed by all Parties.

11. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other releasees. Executive further acknowledges that: (a) he has read this Supplemental Release; (b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Supplemental Release.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Supplemental Release as of the date first written above.

Executive	TESSERA TECHNOLOGIES, INC.

By:
Michael Anthofer	Name:
Title:

Date:	Date:

TESSERA GLOBAL SERVICES, INC.

By:
Name:
Title:

Date:

EXHIBIT C

Equity Vesting Schedule

Stock Options

Grant Number	Grant Date	Price	Shares Granted	Shares Vested as of 8/14/12	Additional Shares Scheduled to Be Vested by 8/31/13
00004019	09/09/11	$12.52	22,000	5,042	5,500
00003661	08/18/10	$16.02	25,000	11,979	6,771
00003351	08/19/09	$26.16	25,000	18,229	6,771
00002722	09/29/08	$14.91	150,000	143,750	6,250

Restricted Stock

Grant Number	Grant Date	Price	Shares Granted	Shares Vested as of 8/14/12	Additional Shares Scheduled to Be Vested by 8/31/13
00002723	09/29/08	$0.001	25,000	18,750	6,250

Excluded Performance Awards

Grant Number	Grant Date	Price	Shares Granted	Shares Vested as of 8/14/12	Additional Shares Scheduled to Be Vested by 8/31/13
00003671	08/08/10	$0.001	15,000	1,927	Zero
00003448	08/19/09	$0.001	15,000	5,677	Zero

EXHIBIT D

Employment, Confidential Information, Invention Assignment and

Arbitration Agreement